UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

September 21, 2007
Date of report (Date of earliest event reported)

Gramercy Capital Corp.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-32248	06-1722127
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

420 Lexington Avenue
New York, New York		10170
(Address of Principal Executive Offices)		(Zip Code)

(212) 297-1000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing of obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.              Other Events.

On September 21, 2007, Gramercy Capital Corp. (the “Company”), GKK Capital LP and GKK Manager LLC entered into an Underwriting Agreement with Deutsche Bank Securities Inc. (the “Underwriter”) in connection with an offer and sale by the Company of an aggregate of 3,618,750 shares of its common stock to the Underwriter and the direct sale of 1,206,250 shares of its common stock to SL Green Realty Corp. (“SL Green”).  The Underwriter was granted an option to purchase up to an additional 542,812 shares to cover over-allotments.  SL Green also has the right to purchase directly from the Company additional shares if the Underwriter exercises its over-allotment option so that SL Green purchases 25% of the total shares sold in the public offering.  The net proceeds to the Company from the public offering are expected to be approximately $125.1 million after deducting the underwriting discount and the Company’s estimated offering expenses (or approximately $143.9 million if the Underwriter exercise its over-allotment option in full and SL Green purchases additional shares to maintain its 25% ownership).  A copy of the Underwriting Agreement is attached to this Current Report on Form 8-K as Exhibit 1.1 and is incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated September 21, 2007, by and among Gramercy Capital Corp., GKK Capital LP, GKK Manager LLC and Deutsche Bank Securities Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  September 26, 2007

GRAMERCY CAPITAL CORP.

By:	/s/ Robert R. Foley
Name: Robert R. Foley
Title: Chief Financial Officer